Exhibit 99.1

MELA Sciences Announces Commercial Launch of MelaFind®

IRVINGTON, NY, March 7, 2012 — MELA Sciences, Inc. (NASDAQ: MELA), the medical device company that has developed MelaFind®, today announced that the company has commenced commercialization of MelaFind as part of a controlled and deliberate launch in the U.S. and in Germany.

“We are enthusiastic about the success of our final beta user experience which took place during the first quarter in both the U.S. and Germany,” said Dr. Joseph V. Gulfo, President and CEO of MELA Sciences. “We are pleased to be transitioning from beta to a controlled and deliberate commercial launch of MelaFind which will be focused predominantly in the Northeastern United States and in several key cities throughout Germany.”

“We will work with our customers to train and assist them in using MelaFind appropriately and to incorporate its use successfully into their practices. We believe that this approach is best suited for a first-of-its-kind breakthrough product in order to provide a strong platform for a more widespread dissemination of MelaFind in the future.”

About MELA Sciences, Inc.

MELA Sciences is a medical device company focused on the commercialization of its flagship product, MelaFind®, and its further design and development. MelaFind is a non-invasive tool to provide additional information to dermatologists during melanoma skin examinations. The device uses light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

For Investors

Lynn Pieper

Westwicke Partners

415-202-5678

For Media

Melissa Hurley

Ricochet Public Relations

212-679-3300 x128